EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR REPORTS FIRST QUARTER RESULTS
Quarterly Sales Up 32%; Strong Demand Across Multiple Sales Channels;
Strong Earnings Growth; Record Cash Position
Portland, Ore.—April 22, 2010 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today reported results for the first quarter ended March 27, 2010.
For the first quarter of 2010, LaCrosse reported net sales of $34.2 million, up 32% from $25.9 million in the first quarter of 2009. Sales to the work market were $26.3 million for the first quarter of 2010, up 38% from $19.0 million for the same period of 2009. The growth in the work market sales reflects very strong demand from various areas of the U.S. government, as well as increasing demand from various niche work markets. Sales to the outdoor market were $7.9 million for the first quarter of 2010, up 15% from $6.9 million for the same period in 2009, reflecting an improved retail environment and increasing demand for the LaCrosse brand’s cold weather and hunting products.
The strong growth in sales and margins resulted in significant earnings growth. Net income was $1.7 million or $0.25 per diluted share in the first quarter of 2010, up from a net loss of $0.7 million or ($0.11) per diluted share in the first quarter of 2009.
Gross margin for the first quarter of 2010 was 40.2% of net sales, compared to 37.9% in the same period of 2009, primarily reflecting improved manufacturing efficiencies in the Company’s domestic manufacturing facility. LaCrosse’s operating expenses were $11.0 million in the first quarter 2010, up 2% from the first quarter 2009. The modest year-over-year increase reflects the Company’s reallocation of operating expenditures in order to expand its domestic sales, marketing and product development efforts, as well as increased incentive compensation expense recognized due to higher quarterly profits.
The Company continued to strengthen its balance sheet. At the end of the first quarter 2010, LaCrosse had record cash and cash equivalents of $19.7 million, up from $12.1 million at the end of the first quarter 2009, after paying dividends of $9.6 million to its shareholders since the first quarter of 2009. The Company reduced its inventory by $6.1 million or 22% from the first quarter of 2009, reflecting stronger than anticipated overall demand in the first quarter and an inventory reduction in preparation for significant new core products for Fall 2010.
“We’re very pleased with our strong sales and earnings growth in the first quarter of 2010, driven by increased demand across our different channels and markets,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “We saw very strong demand from various branches of the U.S. government due to the continued strengthening of our customer relationships throughout the government channel and our strong execution in exceeding their delivery timetables. We also saw much stronger at-once demand from our wholesale channel partners during the first quarter, reflecting the improved consumer spending environment and success of our core products.
“During 2010, we continue to expect quarter-to-quarter fluctuations in the timing of government channel orders. Yet the general trends across our different channels look significantly more positive than a year ago and our new products are being very well received by our customers. In preparation for future growth, we recently announced our plans for a new production facility in Portland that will significantly increase our capacity to efficiently meet growing worldwide demand and extend our great tradition of superior craftsmanship.”
Based on the Company’s financial position, the Board of Directors today announced the approval of a quarterly dividend of $0.125 per share of common stock. The second quarter dividend will be paid on June 18, 2010 to shareholders of record as of the close of business on May 22, 2010. The Board of Directors, while not declaring future dividends to be paid, has established a quarterly dividend policy reflecting its intent to declare and pay a quarterly dividend of $0.125 per share of common stock for the balance of 2010.
First Quarter 2010 Conference Call
LaCrosse will host a conference call to discuss its financial results for the first quarter of 2010 on April 22, 2010 at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 877-941-0844 or +1 480-629-9645. A 48-hour replay will be available by calling 800-406-7325 or +1 303-590-3030 (Access Code: 4282450). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, outdoor cross-training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, any statements regarding future timing of government channel orders on a quarterly basis, our positive view of current trends across our channels, the assessment of our customers’ acceptance of our new products, the anticipated positive impact of our new Portland manufacturing facility significantly increasing our capacity to efficiently meet growing worldwide demand and extend our great tradition of superior craftsmanship and the Board of Directors intent to declare and pay dividends in future periods are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2009 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2010, include the following:
•	There are uncertainties related to our sales to the U.S. government, which may not continue at the current levels or we may not be able to fill such orders on a timely basis due to facility constraints.

•	Because we depend on third party manufacturers primarily in China for the majority of our products, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain. Any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	We source approximately two-thirds of our finished goods from third party manufacturers primarily located in China. Our product costs are subject to risks associated with foreign currency fluctuations, commodity price increases and higher foreign labor costs. If we are unable to increase our selling prices to offset such cost increases, our revenues and earnings would be negatively impacted.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Quarter Ended
	March 27,	March 28,
	2010	2009
Net sales	$34,227	$25,910
Cost of goods sold	20,459	16,079

Gross profit	13,768	9,831
Operating expenses	11,037	10,869

Operating income (loss)	2,731	(1,038)
Non-operating expense	(22)	(52)

Income (loss) before income taxes	2,709	(1,090)
Income tax provision (benefit)	1,047	(398)

Net income (loss)	$1,662	$(692)

Net income (loss) per common share:
Basic	$0.26	$(0.11)
Diluted	$0.25	$(0.11)

Weighted average number of common shares outstanding:
Basic	6,371	6,274
Diluted	6,529	6,274

Supplemental Product Line Information
Work Market Sales	$26,363	$19,043
Outdoor Market Sales	7,864	6,867

	$34,227	$25,910

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 27,	December 31,	March 28,
	2010	2009	2009
Assets:
Current Assets:
Cash and cash equivalents	$19,713	$17,739	$12,059
Trade and other accounts receivable, net	16,933	21,635	18,190
Inventories, net	21,928	27,031	28,023
Prepaid expenses and other	1,026	1,129	1,169
Deferred tax assets	1,552	1,503	1,466

Total current assets	61,152	69,037	60,907

Property and equipment, net	8,446	8,482	7,585
Goodwill	10,753	10,753	10,753
Other assets	369	313	310

Total assets	$80,720	$88,585	$79,555

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$7,211	$8,036	$8,352
Accrued compensation	2,088	3,343	1,588
Other accruals	3,012	3,755	1,689

Total current liabilities	12,311	15,134	11,629

Deferred revenue	188	225	338
Deferred lease obligations	635	614	294
Compensation and benefits	4,493	4,680	5,634
Deferred tax liabilities	2,211	2,337	1,273

Total liabilities	19,838	22,990	19,168

Total shareholders’ equity	60,882	65,595	60,387

Total liabilities and shareholders’ equity	$80,720	$88,585	$79,555

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	March 27,	March 28,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,662	$(692)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	688	662
Stock-based compensation expense	234	227
Deferred income taxes	(175)	338
Loss on disposal of property and equipment	—	37
Changes in operating assets and liabilities:
Trade and other accounts receivable	4,702	4,259
Inventories	5,103	595
Accounts payable	(825)	(1,936)
Accrued expenses and other	(2,124)	(2,294)

Net cash provided by operating activities	9,265	1,196

Cash flows used in investing activities:
Purchases of property and equipment	(682)	(2,173)

Cash flows used in financing activities:
Cash dividends paid	(7,201)	(787)
Purchase of treasury stock	(59)	—
Proceeds from exercise of stock options	796	258

Net cash used in financing activities	(6,464)	(529)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(145)	(118)

Net increase (decrease) in cash and cash equivalents	1,974	(1,624)
Cash and cash equivalents:
Beginning of period	17,739	13,683

End of period	$19,713	$12,059

END OF FILING